REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Money Market Obligations Trust:
In planning and performing our audit of the financial statements of Money Market Obligations
Trust (the "Trust") (comprised of Automated Cash
Management Trust, Federated Master Trust, Government
Obligations Fund, Government Obligations Tax-Managed
Fund, Liquid Cash Trust, Municipal Obligations Fund,
Prime Cash Obligations Fund, Prime Obligations Fund,
Prime Value Obligations Fund, Tax-Free Obligations Fund,
Treasury Obligations Fund, Trust for Government Cash
Reserves, and Trust for Short-Term U.S. Government
Securities) for the year ended July 31, 2004 (on which we have issued our reports each dated September 17,
2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States).
A material weakness is a condition in
which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of July 31, 2004.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of Money Market Obligations Trust,
 and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
        September 17, 2004